Exhibit 99.1

Axsome Therapeutics Appoints John Golubieski as Chief Financial Officer

NEW YORK, July 6, 2017 (Globe Newswire) — Axsome Therapeutics, Inc. (NASDAQ: AXSM), a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, today announced the appointment of John Golubieski as Chief Financial Officer, effective August 4, 2017.

“John is an accomplished, results-oriented, financial executive who has held leadership roles in large multinational and specialty pharmaceutical companies,” said Herriot Tabuteau, M.D., Chief Executive Officer of Axsome. “His financial and accounting expertise, and significant transactional experience, in both publicly-traded and private equity-backed companies, will enhance Axsome’s organizational capabilities as we move towards our goal of becoming a fully integrated biopharmaceutical company.”

Prior to joining Axsome, Mr. Golubieski was the Chief Financial Officer of Osmotica Holdings, a commercial-stage, private equity-backed pharmaceutical company. Previously, he was the Chief Financial Officer of Fougera Pharmaceuticals, the former U.S. business of Nycomed, until its acquisition by Novartis for approximately $1.5 billion. Prior to Fougera Pharmaceuticals, Mr. Golubieski was Senior Vice President, Financial Planning & Analysis of King Pharmaceuticals, until its acquisition by Pfizer for approximately $3.6 billion. Prior to King Pharmaceuticals, he worked at Bristol-Myers Squibb as Senior Director, Strategic Analysis in the Worldwide Medicines Group where he was responsible for commercial valuation of development compounds, and where he had financial oversight of an operating division with $1.8 billion in annual sales. Mr. Golubieski began his career at Price Waterhouse, where he served as staff accountant. He earned his B.S. in Commerce and his M.B.A. from Rider University.

“I am delighted to become part of the Axsome management team at such an exciting time for the company,” said Mr. Golubieski. “Axsome’s deep and growing late-stage clinical pipeline for difficult-to-treat CNS disorders, worldwide product rights, and registration strategies in both the U.S. and the E.U., provide the potential for significant value creation. I look forward to applying my skills and experience to support the realization of this potential.”

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders for which there are limited treatment options. Axsome’s product candidate portfolio includes two late-stage candidates, AXS-05 and AXS-02. AXS-05 is currently in a Phase 3 trial in treatment resistant depression (TRD), and a Phase 2/3 trial in agitation in patients with Alzheimer’s disease (AD) is planned. AXS-02 is currently in Phase 3 trials in complex regional pain syndrome (CRPS) and knee osteoarthritis (OA) associated with bone marrow lesions (BMLs) with an additional Phase 3 trial planned in chronic low back pain (CLBP) associated with Modic changes (MCs). AXS-05 and AXS-02 are investigational drug products not approved by the FDA. For more information, please visit the company website at www.axsome.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, interim analyses and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson
Vice President, Operations
Axsome Therapeutics, Inc.
25 Broadway, 9th Floor
New York, NY 10004
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com